Exhibit 99.1

Day International, Inc. 130 W. Second Street P.O. Box 338 Dayton, OH USA 45401-0338 (937) 224-7124 FAX (937) 226-1466
NEWS RELEASE
For Immediate Release
Day International in Discussions with Flint Group
DAYTON, OH (12 April 2007) — Day International, a world leader in the manufacture and supply of printing blankets, sleeves, image transfer media and pressroom chemicals, is currently in discussions regarding a potential sale of the Company to Flint Group, the world’s largest privately-owned supplier to the printing, converting, and colorant industries. Any transaction would be subject to receipt of regulatory approvals and an agreement being reached on the terms of the transaction, as well as other customary closing conditions. This process is ongoing and there is no certainty that the discussions will lead to an agreement or that, if an agreement is reached, a transaction will be concluded. Day International and Flint Group stated they do not intend to comment further regarding the discussions or any possible transaction until an agreement is reached or the discussions have terminated.
About Day International
Day International is a privately owned company founded in 1905 in Dayton, Ohio. The company operates production, sales, and distribution centers in North America, Latin America, Europe and Asia Pacific. Product lines include dayGraphica® printing blankets and sleeves, david M® printing blankets, Varn™ pressroom chemicals, Rotec® flexographic sleeve systems, dayCorr® diecutting blankets and day-Flo® pre-inked rolls. For more information, visit the Day web site at www.dayintl.com
About Flint Group
Flint Group is dedicated to serving the global printing, converting, and colorants industries. Flint Group companies develop, produce and market a wide range of conventional and UV printing inks on a global basis, with regional operations that provide local service throughout Europe, North America, Latin America, Asia, and India/Pacific. Other companies in the group include Flint Group Printing Plates, specializing in photopolymer printing plates, and XSYS Print Solutions, specializing in narrow web inks. Flint Group Pigments produces a range of pigment products and additives for use in inks and other colorant applications. Headquartered in Luxembourg, Flint Group operates more than 140 facilities worldwide, and employs some 7,000 people. Revenues in 2006 were € 2.19 billion ($US 2.73 billion), positioning the company as the number one or number two supplier in every major region it serves. For more information, visit our web site at www.flintgrp.com.
Media Contacts:

Day International: Thomas J. Koenig, VP & CFO T: +1 937-222-5714 F: +1 937 226 0052 tom_koenig@day-intl.com.	Flint Group: Rita Conrad T: +1 734 781 4680 F: +1 734 781 4699 rita.conrad@flintgrp.com.